Exhibit (a)(2)(B)

NEWS RELEASE

DATE:	September 18, 2018

CONTACT:	Dan Lombardo, InvenTrust Properties Corp.
630-570-0605 or dan.lombardo@inventrustproperties.com

InvenTrust Properties Corp. Announces Final Results of its Modified “Dutch Auction” Tender Offer

Downers Grove, Ill. – InvenTrust Properties Corp. (“InvenTrust”, “IVT” or the “Company”) today announced the final results of its modified “Dutch Auction” tender offer (the “Offer”), which expired at 5:00 p.m., New York Time, on September 13, 2018. The Company has accepted for purchase 46,421,060 shares of its common stock at a purchase price of $2.10 per share, for an aggregate cost of approximately $97.5 million, excluding fees and expenses relating to the Offer. The 46,421,060 shares accepted for purchase in the Offer represent approximately 6.0% of the Company’s currently issued and outstanding shares of common stock.

In accordance with rules promulgated by the Securities and Exchange Commission (“SEC”), the Company had the option to increase the number of shares accepted for payment in the Offer by up to 2% of the outstanding shares without amending or extending the Offer. InvenTrust exercised that option and increased the Offer by 10,706,774 shares or $22.5 million to avoid any proration for the stockholders tendering shares. These shares are included in the total shares accepted for purchase noted above.

“We believe this tender offer was an appropriate use of capital that balanced the execution of our long-term strategy and the ability to accommodate the desires of some of our stockholders looking for liquidity,” said Thomas McGuinness, President and CEO of InvenTrust Properties. “Overall, we believe the results show the majority of our stockholders have confidence in the Company’s portfolio strategy and investment thesis. IVT has put significant focus and effort, over the last 18 months, into transforming and concentrating our portfolio into a high-quality, grocery-anchored portfolio with a best-in-class capital structure. We are confident InvenTrust has the right centers in the right markets to drive value to our shareholders and our capital structure will allow us to continue to explore liquidity opportunities for our shareholders in the future.”

The paying agent, DST Systems, Inc. (“DST”), will promptly issue payment for shares validly tendered and accepted for purchase in accordance with the terms and conditions of the Offer. Shares tendered and not accepted for purchase will be returned promptly to stockholders.

About InvenTrust Properties Corp.

InvenTrust Properties Corp. is a pure-play retail company with a focus on acquiring grocery-anchored open-air centers in key growth markets with favorable demographics. This disciplined acquisition strategy, along with our innovative and collaborative property management approach, promotes the success of both our tenants and business partners and drives net operating income growth for the Company. InvenTrust became a self-managed REIT in 2014 and a GRESB member in 2018. As of June 30, 2018, the company is an owner and manager of 78 retail properties, representing 13.9 million square feet of retail space.

Forward-Looking Statements Disclaimer

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations. For further discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see our filings with the securities and Exchange Commission (“SEC”), including the Risk Factors included in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the SEC. InvenTrust intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.